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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-113484) and related Prospectus of Georgia-Pacific Corporation for the registration of $500,000,000 aggregate principal amount of Georgia-Pacific Corporation's 8% Senior Notes due 2024 and to the incorporation by reference therein of our report dated January 30, 2004, (except as to 2004 divestitures discussed in Note 4, as to which the date is May 7, 2004), with respect to the consolidated financial statements and schedule of Georgia-Pacific Corporation for the three years in the period ended January 3, 2004 included in its Current Report on Form 8-K, to be filed on or about May 20, 2004 with the Securities and Exchange Commission.

                                               /s/ Ernst & Young LLP

Atlanta, Georgia
May 17, 2004